FIRST MERCHANTS CORPORATION

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2018)

TABLE OF CONTENTS

ARTICLE I INTRODUCTION
Section 1.1 Purpose
Section 1.2 Effective Date: Plan Year
Section 1.3 Administration
Section 1.4 Definitions
ARTICLE II ELIGIBILITY AND PARTICIPATION
Section 2.1 Eligibility
Section 2.2 Deferral Election Form
ARTICLE III CONTRIBUTIONS AND ALLOCATIONS
Section 3.1 Participant Deferral Contributions
Section 3.2 Deferral Elections
(a)    Requirement for Deferral Elections
(b)    Timing of Execution and Delivery of Elections
(c)    Initial Eligibility
(d)    Change of Deferral Elections
(e)    Cancellation of Elections
(i)    Unforeseeable Emergency
(ii)    Total and Permanent Disability
Section 3.3 Plan Account
Section 3.4 Account Adjustments
ARTICLE IV BENEFIT PAYMENTS
(a)    Timing of Execution and Delivery of Election
(b)    Separation from Service
(c)    Change of Payment Election
Section 4.2 Method of Payment
Section 4.3 Method of Payment Elections
(a)    Initial Election
(b)    Change of Method of Payment Election
(c)    Installments
Section 4.4 Vesting
Section 4.5 Change in Control
(a)    Change in the Ownership
(b)    Change in the Effective Control
(c)    Change in the Ownership of a Substantial Portion of the Company’s Assets
Section 4.6 Unforeseeable Emergency
Section 4.7 Acceleration of Time of Payment
(a)    Domestic Relations Order
(b)    Conflicts of Interest
(c)    Income Inclusion Under Code §409A
(d)    Plan Termination

ARTICLE V PLAN ADMINISTRATION
Section 5.1 Appointment of the Committee
Section 5.2 Powers and Responsibilities of the Committee
(a)    Committee Powers
(b)    Records and Reports
(c)    Rules and Decisions
(d)    Application for Benefits
(e)    Delegation
Section 5.3 Liabilities
ARTICLE VI BENEFIT CLAIMS
ARTICLE VII FUNDING AND TRANSFERS
Section 7.1 Unfunded Status
Section 7.2 Trust
ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN
Section 8.1 Amendment of the Plan
Section 8.2 Termination of the Plan
ARTICLE IX MISCELLANEOUS
Section 9.1 Governing Law
Section 9.2 Headings and Gender
Section 9.3 Withholding of Taxes
Section 9.4 Spendthrift Clause
Section 9.5 Counterparts
Section 9.6 No Enlargement of Rights
Section 9.7 Limitations on Liability
Section 9.8 Incapacity of Participant or Beneficiary
Section 9.9 Evidence
Section 9.10 Action by Company
Section 9.11 Severability
Section 9.12 Information to be Furnished by a Participant
Section 9.13 Binding on Successors

ARTICLE I

INTRODUCTION

Section 1.1 Purpose. The purpose of the First Merchants Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Plan”) is to permit non-employee members of the Board of Directors (the “Board”) of First Merchants Corporation (the “Company”) to elect to defer all or part of the Compensation that is payable to them in cash for their services as board members. It is the intention of the Company that the Plan constitutes a deferred compensation arrangement that complies with §409A of the Internal Revenue Code of 1986, as amended (the “Code”). Consequently, the Plan will be administered and its provisions interpreted consistently with that intention.

Section 1.2 Effective Date: Plan Year. The “Effective Date” of the Plan is January 1, 2018. The “Plan Year” is the 12-month period beginning on each January 1 and ending on the next following December 31.

Section 1.3 Administration. The Plan will be administered by the Compensation and Human Resources Committee of the Board (the “Committee”). The Committee, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. The Committee may also delegate day-to-day administration to individual employees of the Company.

Section 1.4 Definitions. The following terms are defined in the Plan in the following
Sections:

Term    Plan Section
Acceleration Event                    4.7
Account                        3.3
Board                        1.1
Change in Control                    4.5
Code                            1.1
Committee                        1.3
Company                        1.1
Company Contribution                3.4(i)(b)
Director                        2.1
Effective Date                    1.2
ERISA                        7.2
Compensation                    3.1
Participant    2.2
Participant Deferral Contribution    3.1
Plan    1.1
Plan Year    1.2
Quarterly Adjustment Date    3.3
Separation from Service    4.1(b)

Total and Permanent Disability    3.2(e)(ii)
Trust    7.2
Unforeseeable Emergency    3.2(e)(i)

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.1 Eligibility. Any duly elected and serving non-employee member of the Board (“Director”) is eligible to become a Participant in the Plan as of the later of the Effective Date or the date the individual becomes a Director.

Section 2.2 Deferral Election Form. A Director will become a “Participant” by completing a deferral election form pursuant to Article III. A Participant will cease to be an active Participant effective as of the earlier of the date the Plan is terminated or the date the Participant is no longer serving as a Director, so that he or she will not be entitled to make deferrals under Article III on or after that date.

ARTICLE III

CONTRIBUTIONS AND ALLOCATIONS

Section 3.1 Participant Deferral Contributions. Subject to the terms and limitations of this Article III, a Participant may elect, pursuant to Section 3.2, to have all or a portion of the Compensation that is payable to the Participant in cash in any Plan Year withheld by the Company and credited as a “Participant Deferral Contribution” under the Plan. The term “contribution” is used for ease of reference; however, contributions are merely credits to each Participant’s Account, which is a bookkeeping account. The term “Compensation,” for purposes of the Plan, means any retainer, fee or other payment of any kind to which the Director is entitled for services performed in that capacity, including, without limitation, any additional amount payable to a Director for chairing or serving on a Board committee, but not including expense reimbursements.
Section 3.2 Deferral Elections. Participant Deferral Contributions will be withheld from a Participant’s Compensation in accordance with the following terms and conditions.

(a)
Requirement for Deferral Elections. As a condition to the Company’s obligation to withhold and the Committee’s obligation to credit Participant Deferral Contributions for the benefit of a Participant pursuant to Section 3.1, the Participant must complete and file a deferral election form with the Committee (in a format prescribed by the Committee).

(b)    Timing of Execution and Delivery of Elections. To be effective to defer any portion of a Participant’s Compensation, a deferral election form must be filed with the Committee on or prior to the last day of the calendar year preceding the initial Plan Year in which the services giving rise to the Compensation are performed. This deferral election will remain effective for all future years unless the Participant files a new deferral election, terminating or amending the Participant’s deferral election.

(c)
Initial Eligibility. In the case of the first Plan Year in which an individual becomes eligible to participate, the deferral election form may be filed at any time within thirty (30) days of the date the individual first becomes eligible to participate (rather than the date specified under subsection 3.2(b)). This initial election will only apply to Compensation paid for services performed after the filing of the deferral election form. This special initial eligibility election rule will not apply if the Director is or has been a participant in a deferred compensation arrangement required to be aggregated with this Plan under the rules of Code §409A.

(d)
Change of Deferral Elections. Subject to the provisions of subsection 3.2(e), as of December 31 of each year, a deferral election made for Compensation payable in a subsequent Plan Year will remain in effect for the Plan Year and all future Plan Years, unless and until the election is revoked or a new election filed, effective solely for future Plan Years. The revocation or new election must be filed in accordance with the requirements of subsection 3.2(b). No deferral election may be changed for Compensation payable for a Plan Year after the last day of the election period described in subsection 3.2(b).

(e)	Cancellation of Elections.

(i)
Unforeseeable Emergency. The Committee, in its sole discretion, may cancel a Participant’s election to defer Compensation if the Committee determines the Participant has suffered an “Unforeseeable Emergency” or has taken a hardship distribution pursuant to Treasury Regulation §1.401(k)-1(d)(3) from a plan qualified under Code §401(k). The cancellation will apply to the period after the Committee’s determination. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code §152(a), without regard to Code §§152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code §152(a)) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(ii)
Total and Permanent Disability. The Committee in its sole discretion may also cancel a Participant’s election to defer Compensation if the Committee determines that the Participant has incurred a “Total and Permanent Disability.” The determination of Total and Permanent Disability will be made by a physician approved by the Committee. Any cancellation will apply to the period after the Committee’s determination. A “Total and Permanent Disability” is a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

Section 3.3 Plan Account. The Committee will establish and maintain an “Account” under the Plan for each Participant and will adjust the value of the Participant’s Account as of the last business day of each calendar quarter (the “Quarterly Adjustment Date”), as provided in Section 3.4.

Section 3.4 Account Adjustments. As of each Quarterly Adjustment Date, each Participant’s Account will be adjusted as follows:

(i)
The Account will be credited with an amount equal to the sum of: (a) the Participant Deferral Contributions credited to the Participant’s Account in accordance with Section 3.1 since the last Quarterly Adjustment Date; plus (b) ten percent (10%) of the amount credited in accordance with the subsection 3.4(i)(a) (the “Company Contribution”);

(ii)
Adjusted by the amount, as determined by the Committee, that the Participant’s Account would have increased or decreased if it had been invested in the Company’s stock since the immediately preceding Quarterly Adjustment Date, taking into account all dividends and stock splits (adjusted on a daily basis as follows: add the balance credited to the Account as of the end of the preceding day to the Participant Deferral Contributions to be allocated that day; subtract the distributions debited from the Account that day; and adjust by the increase or decrease in the value of the Company’s stock for that day); and

(iii)     Decreased by any payment made under Article IV.

In the event the balance of any Participant’s Account is paid in full on a date other than the Quarterly Adjustment Date, such date shall be deemed to be the final Quarterly Adjustment Date for purposes of this Section 3.4.

ARTICLE IV

BENEFIT PAYMENTS

Section 4.1 Time of Payment of Benefits. Except as provided in Sections 4.5 through 4.7, a Participant will receive or will begin to receive payment of his or her Account balance (as determined under Article III) within ninety (90) days following the date specified for payment or the commencement of payment effectively elected by the Participant, as provided in subsection 4.1(a).

(a)
Timing of Execution and Delivery of Election. A Participant may elect the date or dates his or her Account balance will be paid or will begin to be paid by completing and filing with the Committee a payment election form approved by the Committee. To be effective, the election under this Section must be filed with the Committee no later than thirty (30) days after the date the Participant is first eligible to make a deferral election under this Plan (or under any other plan required to be aggregated with this Plan pursuant to the requirements of Code §409A). If no date is specified, payment will be made or commenced within ninety (90) days following the Participant’s Separation from Service.

(b)	Separation from Service. “Separation from Service” means the date on which the Participant ceases to be a Director.

(c)
Change of Payment Election. An election as to the date payment will be made or commenced may be changed by a Participant by filing a new payment election form with the Committee; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed, (ii) the single lump sum payment or the commencement of installment payments will be delayed for a period of not less than five (5) years from the date the payment or first payment would otherwise have been made, and (iii) the new election is filed with the Committee at least twelve (12) months prior to the date of the first scheduled payment under the Plan.

Section 4.2 Method of Payment. Except as provided in Sections 4.5 through 4.7, a Participant may elect, in accordance with Section 4.3, to have the balance of his or her deferred Compensation distributed in cash in:

(a)	A single lump sum payment; or

(b)	Annual installment payments over a period of two (2) to five (5) years.

Section 4.3 Method of Payment Elections.

(a)
Initial Election. A Participant may elect the manner in which the Participant’s Account balance will be paid to him or her under Section 4.2 in accordance with the terms and conditions of this Section. To make an election, a Participant must file an election with the Committee (on a form or forms prescribed by the Committee). To be effective, the election under this Section must be filed with the Committee no later than the time the Participant first makes a deferral election under the Plan. If no election is made or if the election is not timely or properly made, distribution will be made in the form of a single lump sum payment.

(b)
Change of Method of Payment Election. An election as to the manner of payment may not be changed after the payment has been made or payments have commenced. Prior to that time, a Participant may change his or her election by filing a new election form with the Committee; provided, however, that: (i) the new election will not take effect until at least twelve (12) months after the date the new election is filed; (ii) the single lump sum payment or the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and (iii) the new election is filed at least twelve (12) months prior to the date of the first scheduled payment under the Plan.

(c)
Installments. If installment distributions are elected, the initial annual installment amount will be the deferred Compensation otherwise payable in a single sum multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installment distributions. Subsequent annual installments will also be a fraction of the unpaid deferred Compensation, the numerator of which is always one but the denominator of which is the denominator used in calculating the previous installment minus one. For example, if five (5) annual installment payments are elected, the initial installment will be one-fifth (1/5) of the deferred Compensation, the second installment will be one-fourth (1/4) of the remaining deferred Compensation and the third installment will be one-third (1/3) of the remaining deferred Compensation, and so on.

Section 4.4 Vesting. A Participant will be fully “vested” in his or her deferred Compensation at all times.

Section 4.5 Change in Control. In the event a Change in Control occurs, the Participant’s Account will be distributed no later than ninety (90) days following such determination, in a single lump sum payment. A “Change in Control” means any of the following:

(a)
Change in the Ownership. A change in the ownership of the Company occurs on the date that any person, or group of persons, as defined below, acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any person or group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company as defined in subsection 4.5(b)). An increase in the percentage of stock owned by any person or group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection only applies when there is a transfer of stock of the Company (or issuance of stock of a corporation) and stock in the Company remains outstanding after the transaction.

For purposes of this subsection and subsection 4.5(b), persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(b)
Change in the Effective Control. A change in the effective control of the Company will occur when: (i) any person or group acquires, or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power; or (ii) a majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. However, if any person or group is considered to effectively control the Company, the acquisition of additional control of the Company by the same person(s) is not considered to cause a change in the effective control.

(c)
Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person or group acquires, or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person(s), assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s). Gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

However, there is no Change in Control under this subsection when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or group of persons, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii), For purposes of this subsection, except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction, is not treated as a change in the ownership of the assets of the Company.

For purposes of this subsection, persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Notwithstanding the foregoing, the acquisition of common stock of the Company by any retirement plan sponsored by the Company will not constitute a Change in Control.

Section 4.6 Unforeseeable Emergency. In the event the Committee determines in its sole discretion that a Participant has experienced an Unforeseeable Emergency, all or a portion of a Participant’s Account may be distributed no later than ninety (90) days following such determination, in a single lump sum payment. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. Payment under this Section is subject to the following conditions:

(a)
The emergency must not be able to be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.

(b)
The amount of the distribution must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution) and must take into account any additional compensation available due to cancellation of a deferral election under subsection 3.2(e).

Section 4.7 Acceleration of Time of Payment. Except as provided in Sections 4.5, 4.6 or this Section, the time or schedule of payment of a Participant’s Account provided in Sections 4.1 through 4.4 may not be accelerated. The time or schedule of payment of a Participant’s Account may be accelerated in the following circumstances, each of which is an “Acceleration Event,” to a time that is no later than ninety (90) days following the Committee’s determination that one of the Acceleration Events has occurred:

(a)
Domestic Relations Order. The time or schedule of a payment from a Participant’s Account may be accelerated to make a payment to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code §414(p)(1)(B)).

(b)
Conflicts of Interest. The time or schedule of a payment from a Participant’s Account may be accelerated to the extent reasonably necessary to avoid the violation of an applicable federal, state, local or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the service provider to participate in activities in the normal course of his or her position in which the service provider would otherwise not be able to participate under an applicable rule). A payment is reasonably necessary to avoid the violation of federal, state, local or foreign ethics laws or conflicts of interest law if the payment is a necessary part of a course of action that results in compliance with a federal, state, local or foreign ethics law or conflicts of interest law that would be violated absent such course of action, regardless of whether other actions would also result in compliance with the federal, state, local or foreign ethics law or conflicts of interest law.

(c)
Income Inclusion Under Code §409A. The time or schedule of a payment from a Participant’s Account may be accelerated to pay the income tax, interest and penalties imposed if the Plan fails to meet the requirements of Code §409A and related regulations; provided, however, such payment will not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code §409A and related regulations.

(d)	Plan Termination. The time or schedule of payment or commencement of payments from a Participant’s Account may be accelerated when the Plan is terminated in accordance with one of the following:

(i)
The Company terminates the Plan within twelve (12) months of a corporate dissolution taxed under Code §331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(l)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is constructively received).

(A)    The calendar year in which the Plan termination and liquidation occurs;

(B)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C)	The first calendar year in which the payment is administratively practicable.

(ii)
The Company’s irrevocable action to terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a change in control as defined in Treasury Regulation §1.409A-3(i)(5). For purposes of this subsection 4.7(d)(ii), the Plan may be terminated only if all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the Plan and other arrangements within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate the Plan and other arrangements.

(iii)	The Company’s termination and liquidation of the Plan, provided that:

(A)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(B)
The Company terminates and liquidates all agreements, programs, and other arrangements that would be aggregated under Treasury Regulation §1.409A-1(c) if the Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(C)
No payments in liquidation of the Plan are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(D)	All payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(E)
The Company does not adopt a new plan or arrangement that would be aggregated with any terminated and liquidated plan or arrangement under Treasury Regulation §1.409A-1(c) if the same Participant participated in both plans or arrangements, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

(iv)	Such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE V

PLAN ADMINISTRATION

Section 5.1 Appointment of the Committee. The Committee, or a duly authorized officer or officers of the Company empowered by the Committee to act on its behalf, will be responsible for administering the Plan, and the Committee will be charged with the full power and the responsibility for administering the Plan in all its details.

Section 5.2 Powers and Responsibilities of the Committee.

(a)
Committee Powers. The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to resolve any claim for benefits in accordance with Article VI, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding.

(b)
Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan, and for purposes of determining the amount of contributions that may be made on behalf of the Participant under the Plan.

(c)
Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant or beneficiary, the Company or the legal counsel of the Company.

(d)
Application for Benefits. The Committee may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address.

(e)
Delegation. The Committee may authorize one or more officers of the Company to perform administrative responsibilities on its behalf under the Plan, Any such duly authorized officer will have all powers necessary to carry out the administrative duties delegated to such officer by the Committee.

Section 5.3 Liabilities. The individual members of the Committee will be indemnified and held harmless by the Company with respect to any alleged breach of responsibilities performed or to be performed hereunder.

ARTICLE VI

BENEFIT CLAIMS

While a Participant or beneficiary need not file a claim to receive his or her benefit under the Plan, if the Participant wishes to do so, a claim must be made in writing and filed with the Committee. If a claim is denied, the Committee will furnish the claimant with written notice of its decision. A claimant may request a review of the denial of a claim for benefits by filing a written request with the Committee. The Committee will afford the claimant a full and fair review of such request.

ARTICLE VII

FUNDING AND TRANSFERS

Section 7.1 Unfunded Status. The Plan will be maintained in such a fashion that at all times for purposes of the Code it will be unfunded and will constitute a mere promise by the Company to make Plan benefit payments in the future. Any and all rights created under this Plan will be unsecured contractual rights against the Company.

Section 7.2 Trust. Notwithstanding the provisions of Section 7.1, the Committee may, in its discretion, satisfy all or any part of the Company’s obligations under the Plan from a trust established by the Company in connection with the Plan (“Trust”) or from an insurance contract, annuity or similar vehicle owned by the Company or by setting aside and investing amounts deferred under the Plan as an asset of the Company. Any such Trust or other vehicle will constitute solely a means to assist the Company in meeting its promised obligations under the Plan and will not constitute a funded account within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code, nor will it create a security interest for the benefit of any Participant or beneficiary.

ARTICLE VIII

AMENDMENT AND TERMINATION OF THE PLAN

Section 8.1 Amendment of the Plan. The Board may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Board may not amend the Plan to reduce a Participant’s Account balance as determined on the day preceding the effective date of the amendment.

Section 8.2 Termination of the Plan. The Board may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that had accrued prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Governing Law. The Plan shall be construed, regulated and administered according to the laws of the State of Indiana, without reference to that state’s choice of law principles, except in those areas preempted by the laws of the United States of America in which case the federal laws will control.

Section 9.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.

Section 9.3 Withholding of Taxes. The Company will withhold from any amount payable under this Plan all federal, state, city and local taxes as legally required.

Section 9.4 Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant or a Participant’s beneficiary, either voluntarily or involuntarily.

Section 9.5 Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

Section 9.6 No Enlargement of Rights. Nothing contained in the Plan may be construed as a contract of employment between the Company and any person, nor may the Plan be deemed to give any person the right to be retained as a director or limit the right of the Company to dismiss a director.

Section 9.7 Limitations on Liability. Notwithstanding any other provision of the Plan, neither the Company nor any individual acting as an employee or agent of the Company will be liable to a Participant or any beneficiary for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been judicially determined to be due to the gross negligence or willful misconduct of that person.

Section 9.8 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan.

Section 9.9 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 9.10 Action by Company. Any action required of or permitted by the Company under the Plan will be by resolution of the Board, by the Committee, or by a person or persons authorized by resolution of the Committee or the Board.

Section 9.11 Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

Section 9.12 Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.

Section 9.13 Binding on Successors. The Plan will be binding upon and inure to the benefit of the Company and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Company, but nothing in the Plan will preclude the Company from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Company hereunder. The Company agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Company, the term “Company” will refer to such other organization and the Plan will continue in full force and effect.